Exhibit 4.3
          AMENDMENT NO. 1, dated as of March 9, 2007 (this “Amendment”), to the First Lien Credit Agreement dated as of November 16, 2006 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among EBS MASTER LLC, a Delaware limited liability company (“Holdings”), EMDEON BUSINESS SERVICES LLC (successor by merger to GA EBS MERGER, LLC, a Delaware limited liability company (the “Borrower”), MEDIFAX-EDI HOLDING COMPANY, INC., a Delaware corporation (the “Additional Borrower” and together with the Borrower, the “Borrowers”), the Lenders from time to time party thereto (the “Lenders”), CITIBANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”), Collateral Agent, Swingline Lender and Issuing Bank, Citigroup Global Markets Inc., as joint lead arranger and joint bookrunner, Deutsche Bank Securities Inc., as joint lead arranger and joint bookrunner, Bear, Stearns & Co Inc., as joint lead arranger and joint bookrunner, Deutsche Bank Trust Company Americas, as syndication agent and Bear Steams Corporate Lending Inc., as documentation agent. Capitalized terms used and not other-wise defined herein shall have the meanings assigned to them in the Credit Agreement (as amended hereby).
          WHEREAS, the Borrowers desire to amend the definitions of “Applicable Rate” contained in the Credit Agreement;
          WHEREAS, the Borrowers desire to lower the Applicable Rate on the Loans;
          WHEREAS, Section 9.08(c) of the Credit Agreement provides that the Borrowers may, with the consent of the Requisite Lenders (and, in the case of the reducing of the Applicable Rate (i) on the Term Loans, each Term Lender and (ii) on the Revolving Loans, each Revolving Lender), amend the Credit Agreement;
          NOW, THEREFORE, in consideration of the premises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:
          SECTION 1. Amendments. The Credit Agreement is hereby amended effective as of the date hereof as follows:
          1.1 Section 1.01 of the Credit Agreement is hereby amended by adding the following:
          “Amendment No. 1 Effectiveness Date” means the date upon which Section 2 of Amendment No. 1 is satisfied.
          1.2 Section 1.01 of the Credit Agreement is hereby amended by deleting the definition of “Applicable Rate” in its entirety and replacing it with the following:
          “Applicable Rate” means, for any day, with respect to any Revolving Loan or Term Loan, as the case may be, the applicable percentage set forth in the table below under the appropriate caption:

	Eurodollar Spread	ABR Spread
Revolving Loans	2.25%	1.25%
Term Loans	2.25%	1.25%
; provided, however, that after the Trigger Date, the Applicable Rate solely with respect to any Revolving Loan shall mean the applicable percentage set forth in the table below under the appropriate caption:

	Revolving Loans
Total Leverage Ratio	Eurodollar Spread	ABR Spread
≥5.0:1	2.25%	1.25%
<5.0:1 but ≥4.5:1	2.00%	1.00%
<4.5:1 but ≥4.0:1	1.75%	0.75%
<4.0:1	1.50%	0.50%
          Notwithstanding the foregoing, the Applicable Rate in respect of (x) the Term Loans and (y) the Revolving Loans shall be reduced by 25 basis points from the rate then in effect pursuant to the applicable table above upon the first and with respect to any subsequent Interest Payment Date that either the (i) Total Leverage Ratio is less than or equal to 4.85 to 1.00, as determined in accordance with the paragraph immediately below or (ii) either Borrower’s corporate rating by S&P or corporate family rating by Moody’s (in either case as measured on the day immediately prior to the applicable Interest Payment Date) is at least one notch better than B+, with respect to S&P, or B2 to respect to Moody’s, provided that if the Applicable Rate is reduced pursuant to this sentence and, upon a subsequent Interest Payment Date neither the circumstance in clause (i) or (ii) is in effect as of such Interest Payment Date, effective with such Interest Payment Date until the next Interest Payment Date when the circumstance in either clause (i) or (ii) is in effect, the Applicable Rate shall be the appropriate rate in the applicable table above. Notwithstanding anything to the contrary herein, any adjustment to the Applicable Rate pursuant to this paragraph shall become effective beginning with respect to that portion of an Interest Period pursuant to which either a circumstance in clause (i) or (ii) becomes in effect or neither such circumstances are in effect.
          For purposes of such calculation of the Applicable Rate on and after the Trigger Date, the Total Leverage Ratio shall be determined as of the end of each Fiscal Quarter based upon Borrower’s consolidated financial statements delivered pursuant to Section 5.01(a) or (b). If at any time Borrower has not submitted to the Administrative Agent the applicable information (i) in the case of any period ending on March 31, 2007 or later, within 15 days after the date required under Section 5.01(a) or (b) (as applicable) or (ii) otherwise, as and when required under Section 5.01(a) or (b) (as applicable), then the Applicable Rate shall be the highest rate set forth in the table above until such time as Borrower has provided the information required under Section 5.01(a) or (b). Within one Business Day of receipt of the applicable information as and when required under Section 5.01(a) or (b), the Administrative Agent shall give each Lender telefacsimile or telephonic notice (confirmed in writing) of the Applicable Rate in effect from such date.
          1.3 Section 1.01 of the Credit Agreement is hereby amended by adding the following:
          ““Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.”
          ““Repricing Transaction” means the incurrence by any Loan Party of any Indebtedness (including, without limitation, any new or additional term loans under this Agreement) that is secured or is broadly marketed or syndicated to banks and other institutional investors in financings similar to this Agreement (i) having an effective interest rate margin or weighted average yield (to be determined by the Administrative Agent consistent with generally accepted financial practice) that is less than the Applicable Rate for, or weighted average yield (to be determined by the Administrative Agent on the same basis) of, the Term Loans or Revolving Loans, as applicable, and (ii) the proceeds of which are used to repay, in whole or in part, principal of outstanding Term Loans or Revolving Loans, as applicable.”
          ““S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.”
          1.4 Section 2.05 of the Credit Agreement shall be amended by adding thereto a new clause (g) as follows:
          “(g) Upon any optional prepayment of the Term Loans (in whole or in part, including pursuant to a refinancing thereof) at any time on or prior to the first anniversary of the Amendment No. 1 Effectiveness Date with the proceeds of any Repricing Transaction, Borrowers shall pay a premium equal to 1.00% of the principal amount of any portion of such Term Loans optionally prepaid.”
          1.5 Section 9.08(e) of the Credit Agreement shall be amended by adding to the end of such section the follows:
          “Notwithstanding the foregoing, if on or prior to the first anniversary of the Amendment No. 1 Effectiveness Date any amendment lowering the Applicable Rate becomes effective, each Non-Consenting Lender to such amendment removed pursuant to this Section 9.08 (e) shall be paid a prepayment fee equal to 1.00% of the aggregate amount of its Loans assigned pursuant to this Section 9.08 (e).”
SECTION 2. Effectiveness. This Amendment will become effective upon receipt by the Administrative Agent of executed signature pages hereto from the Requisite Lenders under and as defined in the Credit Agreement, each Term Lender, each Revolving Lender, the Borrowers and the Administrative Agent.
SECTION 3. Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all of which when taken together shall constitute a single instrument. Delivery of an executed counterpart of a signature page of this Amendment by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.
SECTION 4. Applicable Law. THIS AMENDMENT SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
SECTION 5. Headings. The headings of this Amendment are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.
SECTION 6. Effect of Amendment. Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders or the Agents under the Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other provision of the Credit Agreement or any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect.
[Remainder of Page Intentionally Blank]

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

EMDEON BUSINESS SERVICES LLC, as Borrower
By:	/s/ George Lazenby
	Name:	George Lazenby
	Title:	EVP

MEDIFAX-EDI HOLDING COMPANY, INC., as Additional Borrower
By:	/s/ George Lazenby
	Name:	George Lazenby
	Title:	EVP

[Signature Page to Emdeon Amendment No. 1]

CITIBANK, N.A., as Administrative Agent and a Lender
By:	/s/ Caesar W. Wyszomirski
	Name:	Caesar W. Wyszomirski
	Title:	V.P.

[Signature Page to Emdeon Amendment No. 1]